Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES INCREASE IN CASH DIVIDEND

Minneapolis, MN (April 25, 2018)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders. The quarterly dividend of $0.15 per share represents an increase of $0.04 from its previous dividend rate.  The cash dividend will be paid June 1, 2018 to shareholders of record on the close of business on May 9, 2018.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At March 31, 2018, there were 1,223 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 59 retail franchises have been awarded but are not open. In addition, at March 31, 2018, the Company had a lease portfolio of  $41.9 million.